Exhibit 99.1

                      PDI Announces Contract with Novartis

Upper Saddle River, NJ-- (December 24, 2003) PDI, Inc. (NASDAQ: PDII) announced that it has signed an agreement with Novartis Pharmaceuticals Corporation, the U.S. pharmaceuticals affiliate of Novartis AG. The contract calls for 300 representatives supporting Diovan(R) and Lotrel(R) and replaces the one ending December 31, 2003 . The new contract is scheduled to end December 31, 2004.

PDI reaffirms its 2004 guidance of $1.15 to $1.25 earnings per share.

Steven K. Budd, President of PDI's Global Sales and Marketing Services Group said, "We are pleased to continue our relationship with Novartis and look forward to contributing to their continued success."

About PDI

PDI, a premier healthcare sales and marketing company, provides strategic alternatives to the portfolio challenges of biopharmaceutical and medical device and diagnostics manufacturers. Focusing on two core businesses, sales and marketing services and product commercialization, PDI leverages its expertise and commercial infrastructure to maximize profitable brand growth. Manufacturers choose the relationship which best meets their strategic and financial objectives, ranging from individual or bundled service agreements to broader commercial partnerships.

For more information, visit the Company's website at www.pdi-inc.com.

This press release contains forward-looking statements. Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Please see the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2002, and PDI's periodic reports on Forms 10-Q and 8-K filed with the Securities and Exchange Commission since January 1, 2003. The forward looking-statements in this press release are based upon management's reasonable belief as of the date hereof. PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.